The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated May 31, 2024

June , 2024	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Step-Up Auto Callable Notes Linked to the S&P® Global 100 PR 5% Daily Risk Control 0.5% Deduction Index (USD) ER due July 3, 2028

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date (other than the final Review Date), the closing level of the S&P® Global 100 PR 5% Daily Risk Control 0.5% Deduction Index (USD) ER, which we refer to as the Index, is at or above the Call Value for that Review Date.
•	The earliest date on which an automatic call may be initiated is June 30, 2025.
•	The notes are also designed for investors who seek uncapped, unleveraged exposure to any appreciation of the Index at maturity if the notes have not been automatically called.
•	Investors should be willing to forgo interest and dividend payments, while seeking full repayment of principal at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about June 28, 2024 and are expected to settle on or about July 3, 2024.
•	CUSIP: 48135M5D6

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $50.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $953.10 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 13, 2023, underlying supplement no. 2-IV dated October 20, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The S&P® Global 100 PR 5% Daily Risk Control 0.5% Deduction Index (USD) ER (Bloomberg ticker: SPGLR5TE). The level of the Index reflects a 0.50% per annum deduction and a notional financing cost, in each case, deducted daily.

Call Premium Amount: The Call Premium Amount with respect to each Review Date is set forth below:

•	first Review Date:	at least 15.50% × $1,000
•	second Review Date:	at least 31.00% × $1,000
•	third Review Date:	at least 46.50% × $1,000

(in each case, to be provided in the pricing supplement)

Call Value: The Call Value for each Review Date is set forth below:

•	first Review Date:	at most 101.00% of the Initial Value
•	second Review Date:	at most 102.00% of the Initial Value
•	third Review Date:	at most 103.00% of the Initial Value

(in each case, to be provided in the pricing supplement)

Participation Rate: 100.00%

Pricing Date: On or about June 28, 2024

Original Issue Date (Settlement Date): On or about July 3, 2024

Review Dates*: June 30, 2025, June 29, 2026, June 28, 2027 and June 28, 2028 (final Review Date)

Call Settlement Dates*: July 3, 2025, July 2, 2026 and July 1, 2027

Maturity Date*: July 3, 2028

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call†:

If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Value for that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

If the notes are automatically called, you will not benefit from the feature that provides you with a positive return at maturity equal to the Index Return times the Participation Rate if the Final Value is greater than the Initial Value. Because this feature does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Index.

Payment at Maturity†:

If the notes have not been automatically called, at maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero.

If the notes have not been automatically called, you are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount†: If the notes have not been automatically called, the Additional Amount payable at maturity per $1,000 principal amount note will equal:

$1,000 × Index Return × Participation Rate,

provided that the Additional Amount will not be less than zero.

Index Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date

Final Value: The closing level of the Index on the final Review Date

† Subject to the impact of a change-in-law event as described under “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement. In the event of a change-in-law event, we have the right, but not the obligation, to cause the calculation agent to determine on the change-in-law date, as defined in the accompanying product supplement, the payment at maturity. Under these circumstances, the notes will no longer be subject to automatic call and the payment at maturity will be determined prior to, and without regard to the closing level of the Index on, the final Review Date.

PS-1 | Structured Investments Step-Up Auto Callable Notes Linked to the S&P® Global 100 PR 5% Daily Risk Control 0.5% Deduction Index (USD) ER

The S&P® Global 100 PR 5% Daily Risk Control 0.5% Deduction Index (USD) ER

The S&P® Global 100 PR 5% Daily Risk Control 0.5% Deduction Index (USD) ER (the “Index”) is maintained and calculated by S&P Dow Jones Indices LLC (“S&P Dow Jones”). Our affiliate, JPMS, worked with S&P Dow Jones in developing the guidelines and policies governing the composition and calculation of the Index.

The Index attempts to provide variable notional exposure to the S&P® Global 100 Index (the “Underlying Index”), while targeting an annualized volatility of 5%, subject to the deduction, on a daily basis, of the notional financing cost described below and a daily deduction of 0.50% per annum (the “Index Deduction”).

The Index is reported by Bloomberg L.P. under the ticker symbol “SPGLR5TE.”

The Underlying Index is designed to measure the performance of 100 large-capitalization multinational companies whose businesses are global in nature and that derive a substantial portion of their operating income from multiple countries. For additional information about the Underlying Index, see “Background on the S&P® Global 100 Index” in the accompanying underlying supplement.

The Index will adjust its notional exposure to the Underlying Index daily in an attempt to maintain an annualized volatility for the Index approximately equal to the target volatility of 5%, subject to a maximum exposure of 150% and a minimum exposure of 0%. We refer to the notional exposure that the Index has to the performance of the Underlying Index on any day as the “leverage factor” on that day. The leverage factor on any day is equal to the target volatility divided by the annualized volatility of the Underlying Index as of the third immediately preceding Index trading day, subject to the maximum and minimum exposures. Accordingly, as the volatility of the Underlying Index increases, the exposure provided by the Index to the Underlying Index decreases, and as the volatility of the Underlying Index decreases, the exposure provided by the Index to the Underlying Index increases. If the leverage factor is greater than 100% on any day, the Index will provide leveraged exposure to the Underlying Index. If the leverage factor is less than 100% on any day, the difference will be notionally uninvested and will earn no return. Under normal market conditions, the Index is expected to be significantly uninvested.

For example, if the annualized volatility of the Underlying Index used to calculate the leverage factor on a given day is equal to 20%, the leverage factor will equal 25% (5% divided by 20%). This means that, subject to the notional financing cost described below and the Index Deduction, the Index would appreciate only 1% in response to an appreciation of 4% in the Underlying Index, and the Index would depreciate only by 1% in response to a depreciation of 4% in the Underlying Index.

The Index is an excess return index that tracks the return of the Underlying Index, subject to the leverage factor, over and above a short-term money market investment. In other words, the Index provides a return based on the performance of a notional investment in the Underlying Index, subject to the leverage factor, where the investment was made using borrowed funds. The notional financing cost for the Index is calculated by reference to the Effective Federal Funds Rate. S&P Dow Jones may use other successor interest rates if the Effective Federal Funds Rate cannot be obtained. The Effective Federal Funds Rate is a measure of the interest rate at which depository institutions lend balances at the Federal Reserve to other depository institutions overnight, calculated as the volume-weighted median of overnight federal funds transactions reported by U.S. banks and U.S. branches and agencies of non-U.S. banks, and is quoted on the basis of an assumed year of 360 days.

The notional financing cost is applied to the Index’s notional exposure to the Underlying Index, so it increases as the leverage factor increases and decreases as the leverage factor decreases. For example, if leverage factor is 80%, no notional financing costs will be deducted from the remaining 20%. If the leverage factor is 150%, notional financing costs will be deducted from the entire 150% exposure to the Underlying Index.

For additional information about the Index, see “The S&P Risk Control Index Series” in the accompanying underlying supplement.

No assurance can be given that the Index will approximate its target volatility. The actual realized volatility of the Index may be greater or less than its target volatility.

Supplemental Terms of the Notes

Any values of the Index, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

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How the Notes Work

Payment upon an Automatic Call

Payment at Maturity If the Notes Have Not Been Automatically Called

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Call Premium Amount

The table below illustrates the hypothetical Call Premium Amount per $1,000 principal amount note for each Review Date (other than the final Review Date) based on the minimum Call Premium Amounts set forth under “Key Terms — Call Premium Amount” above. The actual Call Premium Amounts will be provided in the pricing supplement and will not be less than the minimum Call Premium Amounts set forth under “Key Terms — Call Premium Amount.”

Review Date	Call Premium Amount
First	$155.00
Second	$310.00
Third	$465.00
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Payment at Maturity If the Notes Have Not Been Automatically Called

The following table illustrates the hypothetical payment at maturity on the notes linked to a hypothetical Index if the notes have not been automatically called. The hypothetical payments set forth below assume the following:

•	the notes have not been automatically called;
•	an Initial Value of 100.00; and
•	a Participation Rate of 100.00%.

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value will be the closing level of the Index on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value	Index Return	Additional Amount	Payment at Maturity
165.00	65.00%	$650.00	$1,650.00
150.00	50.00%	$500.00	$1,500.00
140.00	40.00%	$400.00	$1,400.00
130.00	30.00%	$300.00	$1,300.00
120.00	20.00%	$200.00	$1,200.00
110.00	10.00%	$100.00	$1,100.00
105.00	5.00%	$50.00	$1,050.00
101.00	1.00%	$10.00	$1,010.00
100.00	0.00%	$0.00	$1,000.00
95.00	-5.00%	$0.00	$1,000.00
90.00	-10.00%	$0.00	$1,000.00
80.00	-20.00%	$0.00	$1,000.00
70.00	-30.00%	$0.00	$1,000.00
60.00	-40.00%	$0.00	$1,000.00
50.00	-50.00%	$0.00	$1,000.00
40.00	-60.00%	$0.00	$1,000.00
30.00	-70.00%	$0.00	$1,000.00
20.00	-80.00%	$0.00	$1,000.00
10.00	-90.00%	$0.00	$1,000.00
0.00	-100.00%	$0.00	$1,000.00

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Note Payout Scenarios

Upside Scenario If Automatic Call:

If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Value for that Review Date, the notes will be automatically called and investors will receive on the applicable Call Settlement Date the $1,000 principal amount plus the Call Premium Amount applicable to that Review Date.  No further payments will be made on the notes.

•	Assuming a hypothetical Call Premium Amount of $155.00 for the first Review Date, if the closing level of the Index increases 10.00% as of that Review Date, the notes will be automatically called and investors will receive a return equal to 15.50%, or $1,155.00 per $1,000 principal amount note.
•	Assuming a hypothetical Call Premium Amount of $465.00 for the third Review Date, if the notes have not been previously automatically called and the closing level of the Index increases 65.00% as of that Review Date, the notes will be automatically called and investors will receive a return equal to 46.50%, or $1,465.00 per $1,000 principal amount note.

If No Automatic Call:

If the notes have not been automatically called, investors will receive at maturity the $1,000 principal amount plus the Additional Amount, which is equal to $1,000 times the Index Return times the Participation Rate of 100.00%.

Upside Scenario:

If the notes have not been automatically called and the Final Value is greater than the Initial Value, the Additional Amount will be greater than zero and investors will receive at maturity more than the principal amount of their notes.

•	If the notes have not been automatically called and the closing level of the Index increases 10.00%, investors will receive at maturity a return equal to 10.00%, or $1,100.00 per $1,000 principal amount note.

Par Scenario:

If the notes have not been automatically called and the Final Value is equal to the Initial Value or is less than the Initial Value, the Additional Amount will be zero and investors will receive at maturity the principal amount of their notes.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED, THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY —

If the notes have not been automatically called and the Final Value is less than or equal to the Initial Value, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

•	THE LEVEL OF THE INDEX WILL REFLECT A 0.50% PER ANNUM INDEX DEDUCTION AND THE DEDUCTION OF A NOTIONAL FINANCING COST —

This Index Deduction and notional financing cost will be deducted daily. As a result of the Index Deduction and the deduction of the notional financing cost, the level of the Index will trail the value of a hypothetical identically constituted notional portfolio from which no such deductions are made.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE CALL VALUE FOR EACH REVIEW DATE IS GREATER THAN THE INITIAL VALUE AND INCREASES PROGRESSIVELY OVER THE TERM OF THE NOTES —

The notes will be automatically called, and you will receive a Call Premium Amount, only if the closing level of the Index increases from the Initial Value such that it is greater than or equal to the Call Value for a Review Date. Even if the closing level of the Index increases over the term of the notes, it may not increase sufficiently for the notes to be automatically called (including because, due to the step-up Call Value feature, the Call Values increase progressively over the term of the notes).

•	IF THE NOTES ARE AUTOMATICALLY CALLED, THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE APPLICABLE CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation of the Index, which may be significant.  In addition, if the notes are automatically called, you will not benefit from the feature that provides you with a positive return at maturity equal to the Index Return times the Participation Rate if the Final Value is greater than the Initial Value.  Because this feature does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Index.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	WE MAY DETERMINE THE PAYMENT AT MATURITY FOR YOUR NOTES EARLY IF A CHANGE-IN-LAW EVENT OCCURS —

If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a change-in-law event, we may, in our sole and absolute discretion, cause the calculation agent to determine the payment at maturity for your notes early based on the calculation agent’s good faith determination of the option value for your notes (i.e., the price of the embedded option representing any amount payable on the notes upon automatic call (if applicable) or at maturity) on the date on which the calculation agent determines that a change-in-law event has occurred, which may be significantly earlier than the final Review Date.  Under these circumstances, the notes will no longer be subject to automatic call and the amount due and payable on your notes will be due and payable only at maturity, and that amount will not reflect any appreciation of the Index after such early determination.  See “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement for more information.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Call Premium Amounts and the maximums for the Call Values.

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Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

One of our affiliates, JPMS, worked with S&P Dow Jones in developing the guidelines and policies governing the composition and calculation of the Index. Although judgments, policies and determinations concerning the Index were made by JPMS, JPMorgan Chase & Co., as the parent company of JPMS, ultimately controls JPMS. The policies and judgments for which JPMS was responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMS is under no obligation to consider your interests as an investor in the notes in its role in developing the guidelines and policies governing the Index or making judgments that may affect the level of the Index. Furthermore, the inclusion of equity securities in the Index is not an investment recommendation by us or JPMS of the equity securities underlying the Index.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the

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notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Index

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE UNDERLYING INDEX AND THE INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the level of the Underlying Index or the Index.

•	NON-U.S. SECURITIES RISK —

Some of the equity securities included in the Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS —

The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations. Alternative modeling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight.

•	THE INDEX MAY NOT BE SUCCESSFUL AND MAY NOT OUTPERFORM THE UNDERLYING INDEX —

The Index provides notional exposure to the Underlying Index, while targeting an annualized volatility of 5%. No assurance can be given that the volatility targeting strategy will be successful or that the Index will outperform the Underlying Index or any alternative strategy that might be employed to provide volatility-adjusted exposure to the Underlying Index.

•	The Index may not approximate its target volatility —

No assurance can be given that the Index will approximate its target volatility. The actual realized volatility of the Index may be greater or less than its target volatility. The exposure to the Underlying Index is dynamically adjusted on a daily basis, subject to a maximum exposure limit, based on the historical volatility of the Underlying Index. However, there is no guarantee that trends existing in the past will continue in the future. The volatility of the Underlying Index on any day may change quickly and unexpectedly. Due to the decay factors utilized in setting the leverage factor for the Index, the long-term realized volatility of the Index may be lower than its target volatility. Accordingly, the actual realized annualized volatility of the Index may be greater than or less than the target volatility, which may adversely affect the level of the Index and the value of the notes.

•	The daily adjustment of the exposure of the Index to the UNDERLYING Index may cause the Index not to reflect fully any appreciation OF THE UNDERLYING INDEX OR TO MAGNIFY ANY DEPRECIATION OF THE UNDERLYING INDEX —

In an effort to approximate its target volatility, the Index adjusts its exposure to the Underlying Index daily based on the historical volatility of the Underlying Index, subject to a maximum exposure limit of 150%.  When the historical volatility is greater than the target volatility, the Index will reduce its exposure to the Underlying Index.  When the historical volatility is less than the target volatility, the Index will increase the exposure to the Underlying Index, up to 150%.  Due to the daily exposure adjustments, the Index may fail to realize gains due to appreciation of the Underlying Index at a time when the exposure is less than 100% or may suffer increased losses due to depreciation of the Underlying Index when the exposure is above 100%.  As a result, the Index may underperform a similar index that does not include a daily exposure adjustment feature.

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•	THE INDEX MAY BE SIGNIFICANTLY UNINVESTED, WHICH WILL RESULT IN A PORTION OF THE INDEX REFLECTING NO RETURN —

The Index utilizes the existing Underlying Index methodology, plus an overlying mathematical algorithm designed to control the level of risk of the Underlying Index by establishing a specific volatility target and dynamically adjusting the exposure to the Underlying Index based on its observed historical volatility. If the Underlying Index experiences volatility in excess of the applicable volatility target over the relevant period, the exposure to the Underlying Index is decreased, meaning that the Index will be partially uninvested and, accordingly, the Index will reflect no return with respect to the uninvested portion. Accordingly, when the exposure of the Index to the Underlying Index is less than 100% on any day, the Index will be partially uninvested. For example, if the exposure is set at 20%, the Index will be 80% uninvested. Under normal market conditions, the Index is expected to be significantly uninvested. Increased volatility in the Underlying Index may adversely affect the performance of the Index and the value of the notes.

•	OTHER KEY RISKS:
o	THE INDEX, WHICH WAS ESTABLISHED ON SEPTEMBER 18, 2023, HAS A LIMITED OPERATING HiSTORY AND MAY PERFORM IN UNEXPECtED WAYs.
o	The effective federal funds rate will be affected by a number of factors and may be volatile.
o	The Effective Federal Funds Rate and the manner in which it is calculated may change in the future.

Please refer to the “Risk Factors” section of the accompanying underlying supplement for more details regarding the above-listed and other risks.

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Hypothetical Back-Tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly closing levels of the Index from January 4, 2019 through September 15, 2023, and the historical performance of the Index based on the weekly historical closing levels of the Index from September 22, 2023 through May 24, 2024. The Index was established on September 18, 2023, as represented by the red vertical line in the following graph. All data to the left of that vertical line reflect hypothetical back-tested performance of the Index. All data to the right of that vertical line reflect actual historical performance of the Index. The closing level of the Index on May 29, 2024 was 116.53. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. See “Selected Risk Considerations — Risks Relating to the Index — Hypothetical Back-Tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations” above.

The hypothetical back-tested and historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date or any Review Date. There can be no assurance that the performance of the Index will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

The hypothetical back-tested closing levels of the Index have inherent limitations and have not been verified by an independent third party. These hypothetical back-tested closing levels are determined by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions would produce different hypothetical back-tested closing levels of the Index that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested closing levels of the Index set forth above.

Treatment as Contingent Payment Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I.  Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.”  As discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes except upon an automatic call or at maturity.  Upon sale or exchange (including an automatic call or at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note.  You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  The deductibility of capital losses is subject to limitations. Special rules may apply if any payment in excess of the principal amount of your note is treated as becoming fixed prior to maturity. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the

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accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.  Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We will determine the comparable yield for the notes and will provide that comparable yield and the related projected payment schedule (or information about how to obtain them) in the pricing supplement for the notes, which we will file with the SEC. Although it is not entirely clear how the comparable yield and projected payment schedule should be determined when a debt instrument may be redeemed by the issuer prior to maturity, we will determine the comparable yield based upon the term to maturity of the notes assuming no early redemption occurs and a variety of other factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance. The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield or timing of the payment or payments will be.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

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The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Note Payout Scenarios” in this pricing supplement for an illustration of the risk-return profile of the notes and “The S&P® Global 100 PR 5% Daily Risk Control 0.5% Deduction Index (USD) ER” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

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You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
•	Underlying supplement no. 2-IV dated October 20, 2023: http://www.sec.gov/Archives/edgar/data/19617/000101376223005503/ea163710_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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